UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              PRIME RESPONSE, INC.
                              --------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                    74158B100
                                    ---------
                                 (CUSIP Number)

                                 MARCH 27, 2001
                                 --------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 2 of 12
          ---------

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1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization       Delaware

--------------------------------------------------------------------------------
Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          0
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             00

--------------------------------------------------------------------------------

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 3 of 12
          ---------

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1.       Name of Reporting Person           General Atlantic Partners 42, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization       Delaware

--------------------------------------------------------------------------------
Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          0
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 4 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 48, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization       Delaware

--------------------------------------------------------------------------------
Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          0
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 5 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 52, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization       Delaware

--------------------------------------------------------------------------------
Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          0
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 6 of 12
          ---------

--------------------------------------------------------------------------------
1.       Name of Reporting Person           General Atlantic Partners 57, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization       Delaware

--------------------------------------------------------------------------------
Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          0
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 7 of 12
          ---------

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1.       Name of Reporting Person           GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization       New York

--------------------------------------------------------------------------------
Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          0
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 8 of 12
          ---------

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1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------
2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization       Delaware

--------------------------------------------------------------------------------
Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          0
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  0
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9      0.0%

--------------------------------------------------------------------------------
12.      Type of Reporting Person                             PN

--------------------------------------------------------------------------------

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 9 of 12
          ---------


                  This Amendment No. 1 to Schedule 13G (the "Amendment") is filed by the undersigned to amend and restate in its entirety the Schedule 13G, dated as of February 13, 2001 with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of Prime Response, Inc. (the "Company").

Item 1.           (a)      NAME OF ISSUER

                  Prime Response, Inc.

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  150 Cambridge Park Drive
                  Cambridge, MA 02140

Item 2.           (a)      NAMES OF PERSONS FILING

                  General Atlantic Partners, LLC ("GAP")
                  General Atlantic Partners 42, L.P. ("GAP 42")
                  General Atlantic Partners 48, L.P. ("GAP 48")
                  General Atlantic Partners 52, L.P. ("GAP 52")
                  General Atlantic Partners 57, L.P. ("GAP 57")
                  GAP Coinvestment Partners, L.P. ("GAPCO")
                  GAP Coinvestment Partners II, L.P. ("GAPCO II," and together with GAP, GAP 42, GAP 48, GAP 52, GAP 57 and GAPCO, the "Reporting Persons")

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  c/o General Atlantic Service Corporation
                  3 Pickwick Plaza
                  Greenwich, CT 06830

                  (c)      CITIZENSHIP

                  GAP -- Delaware
                  GAP 42 -- Delaware
                  GAP 48 -- Delaware
                  GAP 52 -- Delaware
                  GAP 57 -- Delaware
                  GAPCO -- New York
                  GAPCO II -- Delaware

                  (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock, par value $.01 per share (the "Shares")

                  (e)      CUSIP NUMBER

                  74158B100

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 10 of 12
          ---------


Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of March 27, 2001, the Reporting Persons owned no shares of Common Stock. See Items 5 through 11 of the cover pages attached hereto.

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

Item 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

Item 10.          CERTIFICATION

                  Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 11 of 12
          ---------


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of April 4, 2001


                              GENERAL ATLANTIC PARTNERS, LLC


                              By:  /s/  Thomas J. Murphy
                                   --------------------------------------------
                                   Name:   Thomas J. Murphy
                                   Title:  Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 42, L.P.


                              By:  General Atlantic Partners, LLC
                                   its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 48, L.P.


                                   By:  General Atlantic Partners, LLC
                                        its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                              GENERAL ATLANTIC PARTNERS 52, L.P.


                                   By:  General Atlantic Partners, LLC
                                        its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact

CUSIP NO. 74158B100                SCHEDULE 13G                    Page 12 of 12
          ---------


                              GENERAL ATLANTIC PARTNERS 57, L.P.


                                   By:  General Atlantic Partners, LLC
                                        its General Partner


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                              GAP COINVESTMENT PARTNERS, L.P.


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact


                              GAP COINVESTMENT PARTNERS II, L.P.


                                   By:  /s/  Thomas J. Murphy
                                        ---------------------------------------
                                        Name:   Thomas J. Murphy
                                        Title:  Attorney-in-Fact